January 24, 2022

Dear Member,

The Federal Home Loan of Des Moines (the “Bank”) is pleased to announce that the Bank’s Board of Directors has elected Wan-Chong Kung to fill the remainder of the four-year independent director term that became vacant on November 19, 2021. Ms. Kung’s election became effective on January 19, 2022, with the term of office expiring on December 31, 2022.

Ms. Kung served as the SVP, senior fund manager, head of rates strategy at Nuveen Asset Management from 2011 to 2019. Prior to that, Ms. Kung spent 12 years serving as a managing director and fund manager at US Bancorp Asset Management. She currently serves as an independent trustee on the US Bancorp Global Fund Services Board of Directors, where she is a member of the Audit and Governance Committees. Ms. Kung is a Chartered Financial Analyst (CFA) and holds a masters in business administration, management information systems from the University of Minnesota.

The Bank's Board of Directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Dara Queck, SVP/Chief Bank Operations Officer, at 515.412.2336.

Sincerely,

Dara Queck
SVP/Chief Bank Operations Officer
dqueck@fhlbdm.com